Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of March 31, 2015, revenue and expenses for the three months ended March 31, 2015 and 2014 and cash flows for the three months ended March 31, 2015 and 2014. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the QVC Group and the Ventures Group, respectively.  The financial information in this Exhibit should be read in conjunction with our unaudited condensed consolidated financial statements for the 2015 included in this Quarterly Report on Form 10-Q.

As discussed in note 2 to the accompanying condensed consolidated financial statements, on October 3, 2014, the QVC Group (referred to as the “Interactive Group” prior to the reattribution) attributed to the Ventures Group its Digital Commerce companies (defined below), which were valued at $1.5 billion, and approximately $1 billion in cash. In return, Liberty Interactive common stock shareholders received a dividend of approximately 67.7 million shares of Liberty Ventures common stock, or 0.14217 of a Liberty Ventures share for each share of Liberty Interactive common stock outstanding on October 13, 2014, the record date of the dividend. The distribution date for the dividend was October 20, 2014, and the Liberty Interactive common stock began trading ex-dividend on October 15, 2014. The reattributed Digital Commerce companies were comprised of Liberty’s consolidated subsidiaries Backcountry.com, Bodybuilding.com, LLC, Provide Commerce, Inc. (“Provide”), CommerceHub, Evite.com and Right Start (collectively, the “Digital Commerce” companies). Following the reattribution, the name of the Interactive Group is now referred to as the QVC Group. Other than the issuance of Liberty Ventures shares in the fourth quarter of 2014, the reattribution had no consolidated impact on Liberty. The reattribution is reflected in Liberty’s condensed consolidated financial statements and attributed financial information on a prospective basis, with October 1, 2014 used as a proxy for the date of the reattribution.

Additionally, as discussed in note 2 and note 8 of the accompanying condensed consolidated financial statements, Liberty’s former wholly-owned subsidiary, Provide, was included in the Digital Commerce companies prior to the sale to FTD Companies, Inc. (“FTD”) on December 31, 2014, in exchange for cash and shares of FTD common stock representing approximately 35% of the combined company. Subsequent to this transaction, the Company’s interest in FTD, accounted for under the equity method, is included in the Digital Commerce companies. Given Liberty’s significant continuing involvement with FTD, Provide is not presented as a discontinued operation in the Company’s condensed consolidated financial statements.

As of March 31, 2015, our Liberty Interactive common stock is intended to reflect the separate performance of our QVC Group which, subsequent to the reattribution, is comprised of our consolidated subsidiary, QVC, Inc. (“QVC”) and our approximate 38% interest in HSN, Inc. As of March 31, 2015, our Liberty Ventures common stock is intended to reflect the separate performance of our Ventures Group which, subsequent to the reattribution, consists of our Digital Commerce businesses and our interests in equity method investments of Expedia, Inc., FTD, Interval Leisure Group, Inc. and LendingTree, Inc. and available-for-sale securities Time Warner Inc. and Time Warner Cable Inc.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the QVC Group and the Ventures Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Interactive common stock and Liberty Ventures common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock and Liberty Ventures common stock does not affect the rights of our creditors or creditors of our subsidiaries.

SUMMARY ATTRIBUTED FINANCIAL DATA

QVC Group

	March 31, 2015	December 31, 2014
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$530	422
Trade and other receivables, net	$836	1,196
Inventory	$966	882
Investments in affiliates, accounted for using the equity method	$193	375
Total assets	$12,481	13,012
Long-term debt	$5,740	5,851
Deferred income tax liabilities	$936	1,033
Net assets attributable to Liberty Interactive common stock shareholders	$4,231	4,280

	Three months ended
	March 31,
	2015	2014
	amounts in millions
Summary operations data:
Revenue	$1,938	2,434
Cost of sales	1,221	1,556
Operating expenses	169	213
Selling, general and administrative expenses (1)	159	253
Depreciation and amortization	152	162
Operating income (loss)	237	250
Interest expense	(75)	(76)
Share of earnings (losses) of affiliates, net	24	21
Realized and unrealized gains (losses) on financial instruments, net	(10)	1
Other income (expense), net	8	1
Income tax benefit (expense)	(24)	(73)
Net earnings (loss) from continuing operations	160	124
Net earnings (loss) from discontinued operations	—	(4)
Net earnings (loss)	160	120
Less net earnings (loss) attributable to noncontrolling interests	9	10
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$151	110

(1)	Includes stock-based compensation of $12 million and $24 million for the three months ended March 31, 2015 and 2014, respectively.

SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)

Ventures Group

	March 31, 2015	December 31, 2014
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$1,820	1,884
Investments in available-for-sale securities and other cost investments	$1,232	1,220
Investments in affiliates, accounted for using the equity method	$1,226	1,258
Total assets	$5,726	5,828
Long-term debt, including current portion	$2,172	1,254
Deferred income tax liabilities, including current portion	$1,999	1,987
Net assets attributable to Liberty Ventures common stock shareholders	$1,378	1,393

	Three months ended
	March 31,
	2015	2014
	amounts in millions
Summary operations data:
Revenue	$276	—
Cost of sales	194	—
Operating, including stock-based compensation	22	—
Selling, general and administrative expenses (1)	45	3
Depreciation and amortization	16	1
Operating income (loss)	(1)	(4)
Interest expense	(20)	(19)
Share of earnings (losses) of affiliates, net	(21)	(23)
Realized and unrealized gains (losses) on financial instruments, net	6	(26)
Other, net	7	6
Income tax benefit (expense)	21	33
Net earnings (loss) from continuing operations	(8)	(33)
Net earnings (loss) from discontinued operations	—	23
Net earnings (loss)	(8)	(10)
Less net earnings (loss) attributable to noncontrolling interests	—	18
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$(8)	(28)

(1)	Includes stock-based compensation of $3 million and $1 million for the three months ended March 31, 2015 and 2014, respectively.

BALANCE SHEET INFORMATION

March 31, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Inter-group	Consolidated
	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$530	1,820	—	2,350
Trade and other receivables, net	836	31	—	867
Inventory, net	966	153	—	1,119
Short-term marketable securities	9	851	—	860
Other current assets	269	11	(205)	75
Total current assets	2,610	2,866	(205)	5,271
Investments in available-for-sale securities and other cost investments (note 2)	4	1,232	—	1,236
Investments in affiliates, accounted for using the equity method (note 3)	193	1,226	—	1,419
Property and equipment, net	971	67	—	1,038
Intangible assets not subject to amortization	7,576	268	—	7,844
Intangible assets subject to amortization, net	1,061	61	—	1,122
Other assets, at cost, net of accumulated amortization	66	6	—	72
Total assets	$12,481	5,726	(205)	18,002
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 7)	$47	(47)	—	—
Accounts payable	554	85	—	639
Accrued liabilities	543	48	—	591
Current portion of debt (note 4)	8	931	—	939
Current deferred tax liabilities	—	1,196	(205)	991
Other current liabilities	163	73	—	236
Total current liabilities	1,315	2,286	(205)	3,396
Long-term debt (note 4)	5,740	1,241	—	6,981
Deferred income tax liabilities	936	803	—	1,739
Other liabilities	169	12	—	181
Total liabilities	8,160	4,342	(205)	12,297
Equity/Attributed net assets (liabilities)	4,231	1,378	—	5,609
Noncontrolling interests in equity of subsidiaries	90	6	—	96
Total liabilities and equity	$12,481	5,726	(205)	18,002

STATEMENT OF OPERATIONS INFORMATION

Three months ended March 31, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Net retail sales	$1,938	276	2,214

Operating costs and expenses:
Cost of sales	1,221	194	1,415
Operating, including stock-based compensation (note 5)	169	22	191
Selling, general and administrative, including stock-based compensation (note 5)	159	45	204
Depreciation and amortization	152	16	168
	1,701	277	1,978
Operating income (loss)	237	(1)	236

Other income (expense):
Interest expense	(75)	(20)	(95)
Share of earnings (losses) of affiliates, net (note 3)	24	(21)	3
Realized and unrealized gains (losses) on financial instruments, net	(10)	6	(4)
Other, net	8	7	15
	(53)	(28)	(81)
Earnings (loss) before income taxes	184	(29)	155
Income tax benefit (expense)	(24)	21	(3)
Net earnings (loss)	160	(8)	152
Less net earnings (loss) attributable to noncontrolling interests	9	—	9
Net earnings (loss) attributable to Liberty stockholders	$151	(8)	143

STATEMENT OF OPERATIONS INFORMATION

Three months ended March 31, 2014

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Net retail sales	$2,434	—	2,434

Operating costs and expenses:
Cost of sales	1,556	—	1,556
Operating, including stock-based compensation	213	—	213
Selling, general and administrative, including stock-based compensation (note 5)	253	3	256
Depreciation and amortization	162	1	163
	2,184	4	2,188
Operating income (loss)	250	(4)	246

Other income (expense):
Interest expense	(76)	(19)	(95)
Share of earnings (losses) of affiliates, net (note 3)	21	(23)	(2)
Realized and unrealized gains (losses) on financial instruments, net	1	(26)	(25)
Other, net	1	6	7
	(53)	(62)	(115)
Earnings (loss) from continuing operations before income taxes	197	(66)	131
Income tax benefit (expense)	(73)	33	(40)
Net earnings (loss) from continuing operations	124	(33)	91
Earnings (loss) from discontinued operations, net of taxes	(4)	23	19
Net earnings (loss)	120	(10)	110
Less net earnings (loss) attributable to noncontrolling interests	10	18	28
Net earnings (loss) attributable to Liberty stockholders	$110	(28)	82

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$160	(8)	152
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	152	16	168
Stock-based compensation	12	3	15
Cash payments for stock based compensation	—	(2)	(2)
Excess tax benefit from stock based compensation	(13)	—	(13)
Share of (earnings) losses of affiliates, net	(24)	21	(3)
Cash receipts from return on equity investments	7	6	13
Realized and unrealized gains (losses) on financial instruments, net	10	(6)	4
Deferred income tax (benefit) expense	(79)	25	(54)
Other, net	(9)	1	(8)
Intergroup tax allocation	47	(47)	—
Intergroup tax (payments) receipts	(6)	6	—
Changes in operating assets and liabilities
Current and other assets	238	20	258
Payables and other current liabilities	(268)	(42)	(310)
Net cash provided (used) by operating activities	227	(7)	220

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions	—	(20)	(20)
Investments in and loans to cost and equity investees	(1)	(44)	(45)
Cash receipts from returns of equity investments	200	—	200
Capital expended for property and equipment	(31)	(13)	(44)
Purchases of short term and other marketable securities	(54)	(233)	(287)
Sales of short term and other marketable securities	66	247	313
Other investing activities, net	(44)	—	(44)
Net cash provided (used) by investing activities	136	(63)	73

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	351	180	531
Repayments of debt	(466)	(176)	(642)
Repurchases of Liberty common stock	(123)	—	(123)
Minimum withholding taxes on net settlements of stock-based compensation	(12)	1	(11)
Excess tax benefit from stock-based compensation	13	—	13
Other financing activities, net	(8)	1	(7)
Net cash provided (used) by financing activities	(245)	6	(239)
Effect of foreign currency rates on cash	(10)	—	(10)
Net increase (decrease) in cash and cash equivalents	108	(64)	44
Cash and cash equivalents at beginning of period	422	1,884	2,306
Cash and cash equivalents at end period	$530	1,820	2,350

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2014

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$120	(10)	110
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	4	(23)	(19)
Depreciation and amortization	162	1	163
Stock-based compensation	24	1	25
Cash payments for stock based compensation	(3)	(1)	(4)
Excess tax benefit from stock-based compensation	(8)	—	(8)
Share of losses (earnings) of affiliates, net	(21)	23	2
Cash receipts from return on equity investments	5	5	10
Realized and unrealized gains (losses) on financial instruments, net	(1)	26	25
Deferred income tax (benefit) expense	(49)	17	(32)
Other, net	1	(1)	—
Intergroup tax allocation	50	(50)	—
Intergroup tax (payments) receipts	(225)	225	—
Changes in operating assets and liabilities
Current and other assets	175	1	176
Payables and other current liabilities	(54)	3	(51)
Net cash provided (used) by operating activities	180	217	397

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	25	25
Investments in and loans to cost and equity investees	—	(18)	(18)
Capital expended for property and equipment	(41)	—	(41)
Purchases of short term and other marketable securities	—	(106)	(106)
Sales of short term and other marketable securities	—	68	68
Other investing activities, net	(9)	1	(8)
Net cash provided (used) by investing activities	(50)	(30)	(80)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,551	—	1,551
Repayments of debt	(1,347)	(5)	(1,352)
Repurchases of Liberty Interactive common stock	(213)	—	(213)
Minimum withholding taxes on net settlements of stock-based compensation	(6)	(2)	(8)
Excess tax benefit from stock-based compensation	8	—	8
Intergroup receipts (payments), net	2	(2)	—
Other financing activities, net	(35)	(2)	(37)
Net cash provided (used) by financing activities	(40)	(11)	(51)
Net cash provided (used) by discontinued operations:
Operating	(6)	135	129
Investing	(1)	(153)	(154)
Financing	—	(13)	(13)
Change in available cash held by discontinued operations	1	31	32
Net cash provided (used) by discontinued operations	(6)	—	(6)
Effect of foreign currency rates on cash	—	—	—
Net increase (decrease) in cash and cash equivalents	84	176	260
Cash and cash equivalents at beginning of period	595	307	902
Cash and cash equivalents at end period	$679	483	1,162

Notes to Attributed Financial Information

(unaudited)

(1)

At March 31, 2015, the QVC Group is comprised of our consolidated subsidiary, QVC, and our approximate 38% interest in HSN, Inc., accounted for under the equity method.  Accordingly, the accompanying attributed financial information for the QVC Group includes the foregoing investment, as well as the assets, liabilities, revenue, expenses and cash flows of QVC.  We have also attributed certain of our debt obligations (and related interest expense) to the QVC Group based upon a number of factors, including the cash flow available to the QVC Group and its ability to pay debt service and our assessment of the optimal capitalization for the QVC Group.  The specific debt obligations attributed to each of the QVC Group and the Ventures Group are described in note 4 below.  In addition, we have allocated certain corporate general and administrative expenses among the QVC Group and the Ventures Group as described in note 5 below.

At March 31, 2015,  the QVC Group is primarily focused on our merchandise-focused televised shopping programs, Internet and mobile application businesses.  Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the QVC Group.

At March 31, 2015, the Ventures Group consists of all of our businesses not included in the QVC Group including our Digital Commerce businesses and interests in equity method investments of Expedia, Inc., Interval Leisure Group, Inc., FTD and LendingTree, Inc. and available-for-sale securities Time Warner Inc. and Time Warner Cable Inc.  Accordingly, the accompanying attributed financial information for the Ventures Group includes these investments as well as the assets, liabilities, revenue, expenses and cash flows of the Digital Commerce businesses. In addition, we have attributed to the Ventures Group all of our senior exchangeable debentures (and related interest expense).  See note 4 below for the debt obligations attributed to the Ventures Group.

Any businesses that we may acquire in the future that we do not attribute to the QVC Group will be attributed to the Ventures Group.

(2)	Investments in available-for-sale securities, including non-strategic securities, and other cost investments are summarized as follows:

	March 31,	December 31,
	2015	2014
	amounts in millions
QVC Group
Other	$4	4
Total QVC Group	4	4
Ventures Group
Time Warner Inc.	371	375
Time Warner Cable Inc.	803	815
Other	58	30
Total Ventures Group	1,232	1,220
Consolidated Liberty	$1,236	1,224

Notes to Attributed Financial Information

(unaudited)

(3)	The following table presents information regarding certain equity method investments:

				Share of earnings (losses)
	March 31, 2015			Three months ended
	Percentage	Carrying	Market	March 31,
	ownership	value	value	2015	2014
	dollar amounts in millions
QVC Group
HSN, Inc.	38%	$146	1,366	25	22
Other	various	47	NA	(1)	(1)
Total QVC Group		193		24	21
Ventures Group
Expedia, Inc.	18%	496	2,197	4	(6)
FTD (1)	35%	350	305	(2)	NA
Other	various	380	NA	(23)	(17)
Total Ventures Group		1,226		(21)	(23)
Consolidated Liberty		$1,419		3	(2)

(1)

As previously discussed, on December 31, 2014, Liberty announced the closing of the acquisition by FTD of Provide, which was one of Liberty’s wholly-owned Digital Commerce businesses. Under the terms of the transaction, Liberty received approximately 10.2 million shares of FTD common stock representing approximately 35% of the combined company and approximately $145 million in cash. Subsequent to completion of the transaction, Liberty accounts for FTD as an equity-method affiliate based on the ownership level and board representation.

Notes to Attributed Financial Information

(unaudited)

(4)	Debt attributed to the QVC Group and the Ventures Group is comprised of the following:

	March 31, 2015
	Outstanding	Carrying
	principal	value
	amounts in millions
QVC Group
8.5% Senior Debentures due 2029	$287	285
8.25% Senior Debentures due 2030	504	501
1% Exchangeable Senior Debentures due 2043	346	400
QVC 3.125% Senior Secured Notes due 2019	400	399
QVC 7.375% Senior Secured Notes due 2020	500	500
QVC 5.125% Senior Secured Notes due 2022	500	500
QVC 4.375% Senior Secured Notes due 2023	750	750
QVC 4.850% Senior Secured Notes due 2024	600	600
QVC 4.45% Senior Secured Notes due 2025	600	599
QVC 5.45% Senior Secured Notes due 2034	400	399
QVC 5.95% Senior Secured Notes due 2043	300	300
QVC Bank Credit Facilities	450	450
Other subsidiary debt	65	65
Total QVC Group debt	5,702	5,748
Ventures Group
4% Exchangeable Senior Debentures due 2029	438	292
3.75% Exchangeable Senior Debentures due 2030	438	293
3.5% Exchangeable Senior Debentures due 2031	351	331
0.75% Exchangeable Senior Debentures due 2043	850	1,186
Subsidiary level notes and facilities	70	70
Total Ventures Group debt	2,147	2,172
Total consolidated Liberty debt	$7,849	7,920
Less current maturities		(939)
Total long-term debt		$6,981

(5)

Cash compensation expense for our corporate employees is allocated between the QVC Group and the Ventures Group based on the estimated percentage of time spent providing services for each group.  On a semi-annual basis, estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group, which would require a more timely reevaluation of estimated time spent.  Other general and administrative expenses will be charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology.  Amounts allocated from the QVC Group to the Ventures Group were determined to be $4 million and $2 million for the three months ended March 31, 2015 and 2014, respectively.  We note that stock compensation related to each tracking stock group is determined based on actual options outstanding for each respective tracking stock group.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)

The Liberty Interactive common stock and the Liberty Ventures common stock have voting and conversion rights under our restated charter.  Following is a summary of those rights.  Holders of Series A common stock of each

Notes to Attributed Financial Information

(unaudited)

group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share.  Holders of Series C common stock of each group, if issued, are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote.  In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty Interactive common stock or the approval of the holders of only Series A and Series B Liberty Ventures common stock.

At the option of the holder, each share of Series B common stock will be convertible into one share of Series A common stock of the same group.  At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to the other group.

(7)The intergroup payable (receivable) is primarily attributable to an allocation of intergroup income taxes payable from the QVC Group to the Ventures Group.